Exhibit 99.2

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Gilmartin Group

(415) 937-5402

lynn@gilmartinir.com

AtriCure Reports First Quarter 2016 Financial Results

•	Revenue of $35.9 million – up 20.3% as reported, 20.4% constant currency
•	U.S. sales of $28.3 million – up 23.3%
•	International sales of $7.7 million – up 10.1% as reported, 10.9% constant currency

MASON, Ohio – April 28, 2016 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management, today announced first quarter 2016 financial results.

“We are pleased to report first quarter results which reflect solid operational and commercial execution. Performance in the quarter was again marked by continued growth from U.S. customers, and we are reiterating our guidance of 25% top line growth for 2016,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are also pleased to have strengthened our balance sheet through the term loan with Silicon Valley Bank which, coupled with initiatives underway, strengthen our confidence in our ability to reach profitability in 2018.”

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 was $35.9 million, an increase of $6.1 million or 20.3% (20.4% on a constant currency basis), compared to first quarter 2015 revenue. Domestic revenue increased 23.3% to $28.3 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip products. International revenue was $7.7 million, an increase of $0.7 million or 10.1% (10.9% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in Japan, China, and France, across all applicable product lines.

Gross profit for the first quarter of 2016 was $25.9 million compared to $21.7 million for the first quarter of 2015. Gross margin for the first quarter of 2016 and 2015 was 72.1% and 72.7%, respectively.

Operating expenses for the first quarter of 2016 increased 31.5%, or $8.5 million, compared to the first quarter of 2015. The increase in operating expenses was driven primarily by an increase in selling, clinical, product development, marketing and training expenses, with most of these areas impacted by the changes in our operating structure to support our acquisition of nContact in late 2015.

Loss from operations for the first quarter of 2016 was $9.4 million, compared to $5.1 million for the first quarter of 2015. Adjusted EBITDA, a non-GAAP measure, was a loss of $4.4 million for the first quarter of 2016, compared to a $2.1 million loss for the first quarter of 2015. Net loss per share was $0.31 for the first quarter of 2016 and $0.19 for the first quarter of 2015.

2016 Financial Guidance

Management projects 2016 revenue growth of approximately 25% over full year 2015 at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $14 to $15 million for 2016 as the Company continues to make strategic investments to drive the long-term growth plan, including several clinical trials, modest expansion of the U.S. field sales team, and ongoing product development efforts. In terms of EPS, this EBITDA range translates into a loss of between $1.12 and $1.22. Significant improvements in the adjusted EBITDA loss are expected for 2017, turning to a positive adjusted EBITDA for 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, April 28, 2016 to discuss its first quarter 2016 financial results. A live webcast of the conference call will be available online on the Investor page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (855) 307-9214 for domestic callers and (330) 863-3275 for international callers using conference ID number 84690180.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through May 5, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The conference ID number is 84690180.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that is indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. AtriCure recently acquired nContact, a leader in minimally invasive technology for epicardial ablation. nContact’s mission is to transform the underserved arrhythmia population through a multidisciplinary epicardial-endocardial ablation approach. Afib affects more than 33 million people worldwide. For more information visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, AtriCure’s ability to raise the capital that may be required to accomplish the foregoing, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Domestic Revenue:
Open-heart ablation	$13,968	$12,354
Minimally invasive ablation	6,725	4,347
AtriClip	6,848	5,503
Total ablation and AtriClip	27,541	22,204
Valve tools	731	719
Total domestic	28,272	22,923
International Revenue:
Open-heart ablation	4,472	4,216
Minimally invasive ablation	2,164	1,968
AtriClip	865	671
Total ablation and AtriClip	7,501	6,855
Valve tools	167	108
Total international	7,668	6,963
Total revenue	35,940	29,886
Cost of revenue	10,026	8,151
Gross profit	25,914	21,735
Operating expenses:
Research and development expenses	8,563	5,609
Selling, general and administrative expenses	26,770	21,270
Total operating expenses	35,333	26,879
Loss from operations	(9,419)	(5,144)
Other expense, net	(300)	(116)
Loss before income tax expense	(9,719)	(5,260)
Income tax expense	5	6
Net loss	$(9,724)	$(5,266)
Basic and diluted net loss per share	$(0.31)	$(0.19)
Weighted average shares used in computing net loss per share:
Basic and diluted	31,358	27,069

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$23,324	$34,578
Accounts receivable, net	19,446	19,409
Inventories	19,015	17,659
Other current assets	3,608	3,106
Total current assets	65,393	74,752
Property and equipment, net	31,155	31,279
Long-term investments	6,150	7,706
Goodwill and intangible assets, net	158,621	159,032
Other noncurrent assets	391	323
Total assets	$261,710	$273,092
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$25,732	$31,138
Other current liabilities and current maturities of capital leases	462	450
Total current liabilities	26,194	31,588
Capital leases	13,592	13,710
Other noncurrent liabilities	40,897	41,109
Total liabilities	80,683	86,407
Stockholders' equity:
Common stock	33	32
Additional paid-in capital	356,638	352,900
Accumulated other comprehensive loss	(284)	(611)
Accumulated deficit	(175,360)	(165,636)
Total stockholders' equity	181,027	186,685
Total liabilities and stockholders' equity	$261,710	$273,092

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(9,724)	$(5,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,842	1,724
Depreciation and amortization of intangible assets	2,211	1,311
Amortization of deferred financing costs	15	16
Loss on disposal of property and equipment	141	57
Realized (gain) loss from foreign exchange on intercompany transactions	(5)	251
Amortization/accretion on investments	56	184
Change in allowance for doubtful accounts	—	100
Changes in operating assets and liabilities
Accounts receivable	30	(2,685)
Inventories	(1,232)	(1,104)
Other current assets	(439)	(779)
Accounts payable and accrued liabilities	(4,535)	(2,807)
Other non-current assets and liabilities	(291)	28
Net cash used in operating activities	(10,931)	(8,970)
Cash flows from investing activities:
Purchases of available-for-sale securities	—	(6,086)
Sales and maturities of available-for-sale securities	9,800	11,899
Purchases of property and equipment	(2,804)	(1,434)
Increases in property under build-to-suit obligation	—	(1,822)
Net cash provided by investing activities	6,996	2,557
Cash flows from financing activities:
Payments on capital leases	(107)	(14)
Increases in build-to-suit obligation	—	1,822
Proceeds from stock option exercises	1,896	516
Shares repurchased for payment of taxes on stock awards	(999)	(503)
Net cash provided by financing activities	790	1,821
Effect of exchange rate changes on cash and cash equivalents	149	(233)
Net decrease in cash and cash equivalents	(2,996)	(4,825)
Cash and cash equivalents - beginning of period	23,764	28,384
Cash and cash equivalents - end of period	$20,768	$23,559

Supplemental cash flow information:
Cash paid for interest	$244	$2
Cash paid for income taxes	—	—
Noncash investing and financing activities:
Accrued purchases of property and equipment	243	751
Assets acquired through capital lease	—	36

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2016	2015
Net loss, as reported	$(9,724)	$(5,266)
Income tax expense	5	6
Other expense, net (a)	300	116
Depreciation and amortization expense	2,211	1,311
Share-based compensation expense	2,842	1,724
Non-GAAP adjusted loss (adjusted EBITDA)	$(4,366)	$(2,109)

	Three Months Ended March 31,
	2016	2015
(a) Other includes:
Net interest expense (income)	$220	$(25)
Grant income	—	(35)
Loss due to exchange rate fluctuation	80	163
Non-employee stock option expense	—	13
Other expense, net	$300	$116

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